Exhibit 99.2

Automotive Specialty Accessories and Parts, Inc.

Consolidated Financial Statements as of and for the

Years Ended December 27, 2008 and December 29,

2007, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Automotive Specialty

Accessories and Parts, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Automotive Specialty Accessories and Parts, Inc. (a Delaware Corporation) and subsidiaries (the “Company”) as of December 27, 2008 and December 29, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Automotive Specialty Accessories and Parts, Inc. and subsidiaries as of December 27, 2008 and December 29, 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

July 10, 2009

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 27, 2008 AND DECEMBER 29, 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$105,522	$99,935
Receivables — net of reserve of $60,708 and $87,333	2,406,230	2,629,852
Inventories — net	13,934,785	15,698,599
Prepaid expenses and other assets	822,252	790,532
Deferred catalog expenses	1,916,732	2,564,389

Total current assets	19,185,521	21,783,307

FIXED ASSETS:
Fixed assets — at cost	38,701,294	35,276,503
Less accumulated depreciation and amortization	21,615,100	20,141,291

Net fixed assets	17,086,194	15,135,212

OTHER NONCURRENT ASSETS:
Other noncurrent assets		42,277
Debt issuance cost — net		81,551
Deferred taxes — net	1,097,994	1,245,459
Customer relationships	102,796	639,856
Trademarks and trade names	16,100,000	16,100,000
Goodwill	12,948,138	33,624,639

Total other noncurrent assets	30,248,928	51,733,782

TOTAL	$66,520,643	$88,652,301

(Continued)

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 27, 2008 AND DECEMBER 29, 2007

	2008	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,000,535	$14,899,509
Accrued liabilities	4,991,730	6,061,960
Deferred taxes	1,097,994	1,245,459
Revolving line of credit	8,066,000	12,510,000
Customers’ deposits	769,283	708,240
Current portion of long-term notes payable	19,728,501	27,225,560

Total current liabilities	54,654,043	62,650,728

NONCURRENT LIABILITIES:
Long-term notes payable — net of discount	11,437,503	5,037,500
Other noncurrent liabilities	247,574	159,273

Total noncurrent liabilities	11,685,077	5,196,773

SHAREHOLDERS’ EQUITY:
Common shares, $0.01 par value — 1,000,000 shares authorized; 343,123 and 333,283 shares issued at 2008 and 2007, respectively	3,431	3,338
Paid-in capital	34,773,017	33,833,160
Notes receivable — shareholders	(1,989,302)	(1,239,302)
Common share warrants subject to put option	405,000	405,000
Retained deficit	(32,612,293)	(11,849,066)
Treasury stock, 5,030 shares at 2008; 4,530 shares at 2007	(398,330)	(348,330)

Total shareholders’ equity	181,523	20,804,800

TOTAL	$66,520,643	$88,652,301

(Concluded)

See notes to consolidated financial statements.

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 27, 2008 AND DECEMBER 29, 2007

	2008	2007
REVENUES:
Net merchandise sales	$127,863,565	$144,448,958
Shipping and handling revenue	22,659,303	23,206,845
Other revenues	4,058,277	3,602,307

Total revenues	154,581,145	171,258,110

COST OF GOODS SOLD:
Cost of merchandise sales	77,068,768	85,633,594
Shipping and handling costs	17,446,431	18,111,669

Total cost of goods sold	94,515,199	103,745,263

GROSS PROFIT	60,065,946	67,512,847

OPERATING EXPENSES:
Catalog and advertising	20,413,274	27,003,176
Salaries and wages	16,040,715	16,738,600
General and administrative	14,898,899	16,500,718
Depreciation and amortization	3,533,590	4,648,244
Impairment of goodwill	20,676,501
Management fees	450,000	450,000

Total operating expenses	76,012,979	65,340,738

OPERATING INCOME (LOSS)	(15,947,033)	2,172,109
OTHER EXPENSE — Interest expense	(4,815,768)	(5,576,319)

LOSS BEFORE INCOME TAXES	(20,762,801)	(3,404,210)
INCOME TAX EXPENSE	(426)	(4,241,259)

NET LOSS	$(20,763,227)	$(7,645,469)

See notes to consolidated financial statements.

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 27, 2008 AND DECEMBER 29, 2007

	$0.01 Par Value Common Shares	Common Share Amount	Paid-In Capital	Notes Receivable Share Holders	Common Share Warrants Subject to Put Option	Retained Deficit	Treasury Stock	Total
BALANCE — December 30, 2006	333,823	$3,338	$33,825,038	$(1,239,302)	$405,000	$(4,203,597)	$(348,330)	$28,442,147
Net loss						(7,645,469)		(7,645,469)
Compensation expense — stock options			8,122					8,122

BALANCE — December 29, 2007	333,823	3,338	33,833,160	(1,239,302)	405,000	(11,849,066)	(348,330)	20,804,800
Net loss						(20,763,227)		(20,763,227)
Common shares issued	9,300	93	929,907					930,000
Compensation expense — stock options			9,950					9,950
Purchase of treasury stock — 500 shares							(50,000)	(50,000)
Notes receivable — shareholders				(750,000)				(750,000)

BALANCE — December 27, 2008	343,123	$3,431	$34,773,017	$(1,989,302)	$405,000	$(32,612,293)	$(398,330)	$181,523

See notes to consolidated financial statements.

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 27, 2008 AND DECEMBER 29, 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,763,227)	$(7,645,469)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,533,590	4,648,244
Goodwill impairment	20,676,501
Gain on sales of fixed assets	(12,723)
Accrued interest on subordinated debt	918,305	739,912
Deferred taxes		4,241,259
Compensation expense — stock options	9,950	8,122
Bad debt expense	201,439	489,579
Changes in assets and liabilities:
Receivables	22,183	1,704,283
Inventories	1,763,814	1,468,201
Prepaid expenses and other assets	148,280	213,286
Deferred catalog expenses	647,657	693,946
Accounts payable	4,579,987	(2,138,081)
Accrued liabilities	(1,070,230)	(748,588)
Customers’ deposits	61,043	79,156
Other current and noncurrent liabilities	88,301	(159,516)

Net cash provided by operating activities	10,804,870	3,594,334

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,344,921)	(1,940,566)
Proceeds from sale of fixed assets	55,000	39,600

Net cash used in investing activities	(4,289,921)	(1,900,966)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of revolving line of credit	(4,444,000)	(1,242,000)
Payment of long-term notes payable	(2,015,362)	(1,861,700)
Purchase of treasury stock	(50,000)

Net cash used in financing activities	(6,509,362)	(3,103,700)

NET INCREASE IN CASH	5,587	(1,410,332)
CASH — Beginning of year	99,935	1,510,267

CASH — End of year	$105,522	$99,935

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$4,396,291	$5,042,561

Taxes paid	$—	$—

See notes to consolidated financial statements.

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 27, 2008 AND DECEMBER 29, 2007

1.	NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business — Automotive Specialty Accessories and Parts, Inc. (ASAP), a Delaware corporation, is a direct marketer of automotive parts and accessories, formerly known as JCW Holding Company.

Acquisition by Riverside — ASAP and its wholly owned subsidiaries, J.C. Whitney & Co. and Warshawsky Advertising (collectively, the “Company”), were acquired by The Riverside Capital Appreciation Fund 2000 (“Riverside”) and management shareholders on June 21, 2002. Including transaction-related expenses, the purchase price was approximately $59.1 million. The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their relative fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by $8,287,691, which has been recorded as goodwill in the accompanying consolidated balance sheets. In addition, $4,800,000 was allocated to customer relationships (amortizable) and $13,500,000 was allocated to trademarks and trade names (not amortizable). In November 2003, Warshawsky Advertising was dissolved.

Acquisition by ASAP — On October 3, 2003, J.C. Whitney & Co. acquired Stylin’ Concepts, Inc. for approximately $29.5 million. Stylin’ Concepts, Inc., located in Independence, Ohio, is a direct marketer of sport truck accessories. Stylin’ Concepts, Inc. sells its products through catalogs, the Internet, and a retail store. The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their relative fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by $24,733,031, which has been recorded as goodwill in the accompanying consolidated balance sheets. In addition, $825,000 was allocated to customer relationships (amortizable) and $2,600,000 was allocated to trademarks and trade names (not amortizable). In 2004, the Company recorded an additional liability in connection with the acquisition of approximately $604,000 and increased goodwill accordingly.

Principles of Consolidation — The consolidated financial statements include the accounts of ASAP and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

Year-End — The Company uses a fiscal year of 52 to 53 weeks ending on the Saturday closest to December 31. Fiscal year 2008 was a 52-week year ended on December 27, 2008. Fiscal year 2007 was a 52-week year ended on December 29, 2007.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories — Inventories are valued at the lower of cost or market on a first-in, first-out basis. Excess stock and obsolete items are valued at net realizable value.

The Company receives vendor allowances as a result of meeting defined purchase levels. These allowances are accrued as a reduction of merchandise purchase price and result in a reduction of cost of sales as the merchandise is sold.

Deferred Catalog Expenses — Deferred catalog expenses consist of the third-party direct costs, including primarily creative design, paper, printing, postage, and mailing costs for all Company direct response catalogs. Such costs are capitalized as deferred catalog expenses and are amortized over their expected future benefit. Each catalog is fully amortized within nine months.

Fixed Assets — Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. Major repairs, which extend the useful life of an asset, are charged to the property and equipment accounts. Routine maintenance and repairs are charged against earnings. The cost of property and equipment retired or sold and the related accumulated depreciation are removed from the accounts and any related gain or loss is included in earnings.

Depreciation and amortization are provided over the following estimated service lives:

Building	39 years
Computer equipment and software	3–5 years
Machinery and equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or remaining lease term

The cost and accumulated amortization of property leased under capitalized leases are included in property and equipment and are charged to amortization expense over the life of the lease. Long-lived assets used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable.

Fair Value of Financial Instruments — Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying amount.

Intangible Assets — Identifiable intangible assets, including customer relationships, trademarks, and trade names are valued based on third-party appraisals performed in connection with their acquisition by the Company. Customer relationships are amortized over their estimated useful lives of six years. Trademarks and trade names have an indefinite useful life and, therefore, are not amortized. Goodwill represents the excess of the cost over the fair value of acquired assets at the date of acquisition. Intangible assets are reviewed for impairment on an annual basis.

Customers’ Deposits — Customers’ deposits consist of cash received with orders for which delivery has not occurred as of the balance sheet date.

Revenue Recognition — The Company recognizes revenue when merchandise is received by the customer. The Company reduces revenue for anticipated returns based on historical experience. Revenue includes shipping and handling charges to customers, and cost of goods sold includes shipping and handling expenses incurred by the Company.

The Company generates other revenues primarily through two sources. These sources include royalty agreements for web advertising of other distributors or dealers and fees earned from a third-party service agreement in which the Company processes membership fee collections. These other sources of revenue are presented within the “Other revenues” on the statement of operations.

Reserve for Customer Returns — At the time of sale, the Company provides a reserve equal to the gross profit on projected merchandise returns based on its prior return experience. This reserve is recorded in accrued liabilities.

Stock-Based Compensation — Effective January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123(R), Share-Based Payment, using the modified prospective transition method. Under that transition method, compensation expense recognized includes all share-based payments granted, but not yet vested, based on the grant-date fair value determined in accordance with the original provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. The fair value of the options was determined at the date of grant using the Black-Scholes option-pricing model and is being amortized to expense over the options’ vesting periods.

Income Taxes — Income taxes are accounted for using the asset and liability method. Under this method, deferred taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements and from net operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in tax expense in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that a portion or all of the deferred income tax assets will not be realized, including deferred income tax assets attributed to net operating loss carryforwards. In June 2006, FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation is effective for the Company’s fiscal year beginning December 28, 2008. Management is currently evaluating and has not yet determined the impact adopting FIN No. 48 will have on the Company’s financial position, results of operations, or cash flows.

New Accounting Pronouncements — In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. The new statement establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. FASB Statement No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, which delayed for another year the effective date of FSP FAS 157 for all nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is currently evaluating the impact of this statement on the Company’s financial statements.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115. FASB Statement No. 159 offers an irrevocable option to carry the vast majority of financial assets and liabilities at fair value with charges in fair value recorded in earnings. This statement is effective for fiscal years beginning after November 15, 2007. Adoption of this statement did not have a material effect on the Company.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations. The provisions of this statement are effective for the Company’s fiscal year beginning December 28, 2008. Adoption of this statement will not have a material effect on the Company.

2.	DEFERRED CATALOG EXPENSES

Deferred catalog expenses at December 27, 2008 and December 29, 2007, include the following:

	2008	2007
Advance payments of paper and printing costs	$66,686	$216,455
Postage for future catalogs	3,138	68,900
Unamortized catalogs	1,846,908	2,279,034

Total	$1,916,732	$2,564,389

3.	FIXED ASSETS

Fixed assets at December 27, 2008 and December 29, 2007, include the following:

	2008	2007
Land	$550,000	$550,000
Building	11,022,655	11,022,655
Computer equipment and software	21,902,463	18,912,209
Machinery and equipment	2,443,360	2,379,271
Furniture and fixtures	1,421,945	1,382,998
Leasehold improvements	1,360,871	1,029,370
Less accumulated depreciation and amortization	(21,615,100)	(20,141,291)

	$17,086,194	$15,135,212

4.	INTANGIBLE ASSETS

The intangible assets acquired as of December 27, 2008 and December 29, 2007, are as follows:

	2008		2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets — customer relationships	$5,625,000	$5,522,205	$5,625,000	$4,985,144

Unamortizable intangible assets — trademarks and trade names	$16,100,000		$16,100,000

In 2008, the Company recorded a goodwill impairment of $20,676,501 related to the Stylin’ Concepts, Inc. business, which resulted primarily from lower estimated future cash flows than previously expected. The fair value of that reporting unit was estimated using the expected present value of future cash flows. The impairment loss was then recorded for the difference between the implied fair value of the unit’s goodwill and the carrying value of the goodwill. During the year ended December 29, 2007, there were no adjustments to the amounts recorded as goodwill:

	2008	2007
Beginning balance	$33,624,639	$33,624,639
Impairments	(20,676,501)

Ending balance	$12,948,138	$33,624,639

Estimated amortization expense of customer relationships for the remaining useful life of one year is as follows:

2009	$102,795

5.	RELATED-PARTY TRANSACTIONS

The Company has entered into an advisory agreement with its majority shareholder, Riverside, whereby Riverside will provide financial and management consulting services to the Company for a fee of approximately $450,000 per year.

The Company has a note of $5,037,500 payable to a minority shareholder in connection to the acquisition of Stylin’ Concepts, Inc. Interest on the unpaid portion commenced on March 31, 2004, and is to be paid quarterly. See Note 7 for additional information.

6.	LEASES

The Company leases its administrative office and certain vehicles under operating lease agreements. Additionally, the Company leases certain office equipment under capital lease agreements. Rent expense was $714,842 and $1,462,158 for the years ended December 27, 2008 and December 29, 2007, respectively. The Company’s leases expire at various dates through 2016.

Future minimum payments under the Company’s operating and capital leases as of December 27, 2008, are as follows:

Years Ending December
2009	$603,834
2010	614,996
2011	608,734
2012	567,627
2013	370,343
Thereafter	1,138,474

Total	$3,904,008

7.	NOTES PAYABLE

On October 3, 2003, the Company amended the existing credit agreements to provide additional funding related to the acquisition of Stylin’ Concepts, Inc. The amended credit agreements include a revolving loan, two term loans, and letters of credit. The revolving credit note increased to $19 million and supports the Company’s direct borrowings and issuance of letters of credit to provide working capital. In November 2005, the lender provided temporary borrowing availability of $2.5 million, gradually decreasing through July 31, 2006. Subsequently, in September 2006, the Company amended the existing credit agreement to provide additional availability of $2.5 million. This additional availability revision expired in September 2007, but was subsequently extended until June 30, 2008. The remaining credit agreement was extended through May 31, 2009. This facility is in the form of a capital call agreement with individual investors and is subject to certain commitments as defined in the agreement. Interest is paid monthly. Effective October 3, 2003, interest is determined based on the Company’s total funded debt to earnings before interest, taxes, depreciation, and amortization (EBITDA) ratio at the end of each quarter. The agreement includes an unused commitment fee of 0.5% annually. There is an unconditional security interest in all property of the Company, including inventory, receivables, and fixed assets. As of December 27, 2008 and December 29, 2007, the Company had direct borrowings of $8,066,000 and $12,510,000 outstanding, along with letters of credit of $253,471 and $153,471, respectively.

On October 3, 2003, the Company amended a term loan dated June 25, 2002, and entered into two term loans for $11.5 million and $6.5 million, which were used for the acquisition of Stylin’ Concepts, Inc. The $6.5 million term loan was subsequently paid off on September 30, 2005. Principal and interest are payable in quarterly installments. Interest is determined based on the ratio of Company’s total funded debt to EBITDA ratio at the end of each quarter. In November 2005, the lender restructured the remaining term loan amortization schedule. The remaining facility expired in September 2008, but was subsequently extended until February 2009 and then extended through May 30, 2009. This term loan is secured by the Company’s inventory, receivables, and fixed assets. At December 27, 2008 and December 29, 2007, the Company had $6,400,000 and $8,400,000, respectively, outstanding on this facility.

On October 3, 2003 and June 25, 2002, the Company entered into a senior subordinated debt agreement. This note carries interest payable quarterly at an annual rate of 12%. The principal due increases by 4% on a quarterly basis. As of December 27, 2008 and December 29, 2007, the principal balance was $19,728,501 and $18,825,557, respectively. In connection with the senior subordinated debt, a total of 3,235 and 7,049 warrants valued at $162,000 and $243,000 were issued on October 3, 2003, and June 25, 2002, respectively. Upon surrender of a warrant, the holder is entitled to purchase one share of the Company’s common stock for $0.01. As of December 27, 2008 and December 29, 2007, the unamortized discount relating to the warrants was $9,237 and $70,732, respectively. The accretion amounts were $61,495 and $80,901 for the years ended December 27, 2008 and December 29, 2007, respectively.

These agreements contain certain restrictive covenants, including minimum EBITDA, maximum total funded debt to EBITDA, maximum senior funded debt to EBITDA, minimum fixed charge coverage ratio, and maximum capital expenditures. As of December 27, 2008 and December 29, 2007, the Company was in compliance with its debt covenants or had received a waiver on the agreements.

On October 3, 2003, the Company entered into a $5,037,500 subordinate promissory note payable with a minority shareholder in connection with the acquisition of Stylin’ Concepts, Inc. This note carries interest payable quarterly commencing on March 31, 2004, at a rate per annum of 7%. The unpaid portion is due in a lump sum on the earliest of October 3, 2010, or a change in control of the Company.

On January 9, 2004, the Company entered into two agreements with a bank to swap $5,375,000 and $2,875,000 of variable rate debts for fixed rate debts at an annual rate of 3.37% and 2.3%, respectively. The $2,875,000 agreement terminated with the payoff of the respective term loan. The remaining agreement expired on September 30, 2008. For the year ended December 29, 2007, the Company recorded a reduction to interest expense of $16,061 to adjust the fair value of the interest rate swap included in other noncurrent liabilities on the accompanying December 29, 2007, balance sheets.

Following are the gross maturities, before discounts, for the Company’s debt:

2009	$34,203,738
2010	5,037,500

Total	$39,241,238

On December 30, 2008 (fiscal year 2009), Riverside and other shareholders extinguished the senior subordinated debt agreement totaling $19,743,862 on December 30, 2008, for $16,000,000. The investing shareholders acquired the stock and warrants associated with the subordinated debt. Those equity holdings were valued at $552,000 at close, with the remaining $15,448,000 payment made to the subordinated debt holder. In connection with Riverside’s payoff of this debt, the Company issued preferred stock totaling $16,353,650, which represents 163,536.5 shares issued. The subordinate promissory note payable to a minority shareholder was extended to November 14, 2012.

8.	STOCK OPTIONS

Variable Options Granted — The Company grants to certain officers, directors, and certain employees options to purchase common stock. The options are exercisable only to the extent they have vested. Vesting criteria is based upon employment and achievement of defined annual company performance tests. Shares not earned during the year due to the performance test not being met expire and terminate. However, if the performance results in the subsequent year immediately following the nonachievement year exceed the performance test by 10%, 50% of the variable options not earned will vest. In 2008 and 2007, the Company granted to certain employees options to purchase zero and 3,000 shares, respectively, of common stock. In 2007, all options were offered at $100 a share.

No variable options have vested since the inception of the plan in fiscal year 2003. Once the options are exercised, the stock is subject to repurchase and transfer restrictions in accordance with the Company’s “Stockholders Agreement.”

Variable stock option transactions are summarized as follows:

Variable Options	2008	Fair Value	2007	Fair Value
Outstanding at beginning of year	5,847		5,137
Granted		N/A	3,000	$3.87
Exercised
Expired	(2,847)		(1,363)
Forfeited			(927)

Outstanding at end of year	3,000		5,847

Options exercisable at year-end	—		—

At December 27, 2008, the exercise price on all 3,000 options is $100. The weighted-average remaining contractual life is 9.81 years.

Fixed Options Granted — The Company granted to certain officers, directors, and certain employees options to purchase shares of common stock for $100 a share. The options are exercisable only to the extent they have vested. The options shall vest 25% on each of the first four anniversaries of their grant date, as defined in the “Options Agreement” as long as the optionee is still an employee of the Company. At December 27, 2008 and December 29, 2007, compensation expense of $9,950 and $8,115, respectively, has been recorded in connection with these fixed plan options. Once the options are exercised, the stock is subject to repurchase and transfer restrictions in accordance with the Options Agreement.

Fixed stock options transactions are summarized as follows:

Fixed Options	2008	Fair Value	2007	Fair Value
Outstanding at beginning of year	37,955		25,195
Granted	8,723	$0.17	13,600	$3.86
Exercised
Forfeited	(3,482)		(840)

Outstanding at end of year	43,196		37,955

Options exercisable at year-end	28,325		6,785

At December 27, 2008, the exercise price on 42,036 options is $100, with the remaining 1,160 options at $50 a share. The weighted-average remaining contractual life is 6.38 years.

All Options — The grant-date fair value of each option is calculated using the Black-Scholes option-pricing model with the following assumptions based on grant date:

	January
	2008	2007
Dividend yield	—	—
Risk-free interest rate	3.62%	4.80%
Volatility	23.2%	16.2%
Expected life (years)	10	10

9.	INCOME TAXES

Deferred taxes result primarily from the use of accelerated methods to calculate depreciation on certain fixed assets for income tax purposes, the deferral of certain reserves for income tax purposes, and the capitalization of the Company’s net operating loss carryforwards for financial reporting purposes. Valuation allowances, if necessary, are provided against deferred tax assets, which are not likely to be realized.

As of December 27, 2008 and December 29, 2007, the Company has $20,581,809 and $19,154,119 in tax basis net operating loss carryforwards expiring beginning in 2012, which may be offset against future taxable income. The Company also has alternative minimum tax and other credits available for carryforward of $158,824 at December 27, 2008 and December 29, 2007, respectively.

The difference between the statutory rate and the effective rate for the years ending December 27, 2008 and December 29, 2007, relates primarily to permanent differences between book and tax accounting for the amortization of intangible assets.

Significant components of the Company’s deferred tax assets and liabilities as of December 27, 2008 and December 29, 2007, are as follows:

	2008		2007
	Current	Noncurrent	Current	Noncurrent
Deferred tax assets:
Reserves not deducted for tax	$938,334	$973,637	$810,577	$1,146,684
Income tax net operating loss carryforwards		7,989,859		7,435,629
Nondeductible goodwill impairment		8,026,617
Valuation allowance	(678,195)	(12,279,859)	(440,870)	(4,667,891)

	260,139	4,710,254	369,707	3,914,422
Deferred tax liabilities — other liabilities	(1,358,133)	(3,612,260)	(1,615,166)	(2,668,963)

Net deferred tax (liabilities) assets	$(1,097,994)	$1,097,994	$(1,245,459)	$1,245,459

The income tax provision for the years ended December 27, 2008 and December 29, 2007, consists of the following:

	2008	2007
Current	$426	$—
Deferred		4,241,259

Income tax provision	$426	$4,241,259

10.	SHAREHOLDERS’ EQUITY

In October 2002, a shareholders’ agreement was entered into by the Company, Riverside, and all investors, as defined. This agreement restricts the transfer of shares by Riverside and the investors to specific methods and prices.

Pursuant to the credit agreement, dated October 3, 2003, and the credit agreement, dated June 25, 2002, the Company issued to National City Capital Corporation warrants to purchase 3,235 and 7,049 shares of its common stock at an exercise price of $0.01 per share. The warrants are immediately exercisable through June 25, 2012. The warrants can be put back to the Company after an initial public offering of the Company’s stock at the time of a change in control or upon the occurrence of an event of default, as defined. The proceeds from the credit agreement were allocated between the term notes and the warrants, with the initial value attributed to the warrants accounted for as a debt discount. The initial value of the warrants was $162,000 and $243,000, respectively, based upon an estimate of the Company’s fair value at the time the warrants were originally issued. As discussed within the “Notes Payable” footnote, these warrants were acquired in fiscal year 2009 by the investing shareholders in connection with the extinguishment of the related National City Capital Corporation debt.

On October 3, 2003, Riverside, certain banks, and a minority shareholder purchased 60,000 common shares of the Company for $6 million. For the year ended December 31, 2005, certain employees of the Company purchased or were granted 500 common shares of the Company for a total of $50,000. For the year ended December 27, 2008, certain employees of the Company purchased 9,300 common shares of the Company for a total of $930,000, including a $750,000 long-term note receivable as described below.

The Company allowed certain employees to borrow money to purchase company stock. The total notes receivable outstanding is $1,989,302 at December 27, 2008, and $1,239,302 at December 29, 2007. The promissory notes are recorded as contra-equity.

11.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) retirement savings plan. This plan is available to substantially all employees the first of the month following their date of hire. Under the plan, employees may elect to contribute up to 20% of base compensation up to Internal Revenue Service limits. The Company will match 20% up to the first 6% of the employees’ elective contributions. The Company’s liability for this plan, relating to the final payroll period of the year, was approximately $3,487 and $3,500 as of December 27, 2008 and December 29, 2007, respectively, representing the Company’s contributions for each year then ended.

12.	CONTINGENT LIABILITIES

The Company is party to various legal proceedings arising from normal business activities. The Company has been named as defendant in class action lawsuits related to the alleged sale of merchandise containing asbestos. Amounts paid by the Company to date have not been significant and they are not expected to have a material effect on the financial statements. The Company’s product liability insurance will cover any significant potential exposure and legal fees from these lawsuits.

13.	SUBSEQUENT EVENT

On May 14, 2009, the Company entered into a three-year, $26 million credit facility with PNC Bank for the purpose of retiring all existing senior debt. All debt in Note 7, outstanding as of May 14, 2009, other than the subordinate promissory note payable to a minority shareholder, was retired. This credit agreement includes a $12.75 million revolving loan, a $13.25 million term loan, and letters of credit. Interest is determined based on the Company’s senior debt to EBITDA ratio at the end of each quarter. There is an unconditional security interest in all property of the Company, including inventory, receivables, and fixed assets. As of December 27, 2008, the Company is in compliance with the financial covenants related to the 2007 and 2008 “Adjusted EBITDA” amounts (as defined within this debt agreement).

* * * * * *